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                                                                   EXHIBIT 4.2
                                    1ST AMENDMENT

                                        TO THE

                            ZEBRA TECHNOLOGIES CORPORATION

                                1997 STOCK OPTION PLAN

       WHEREAS, Zebra Technologies Corporation (the "Company") has previously adopted the Zebra Technologies Corporation 1997 Stock Option Plan (the "Plan"); and

       WHEREAS, the Company has reserved the right under the Plan to amend the Plan to modify or eliminate any right under the Plan which would cause a transaction to be ineligible for pooling of interest accounting that would, but for such right, be eligible for such accounting treatment; and

       WHEREAS, the Company's auditors have informed the Company that the option exercise methods set forth in Sections 6.3(d)(i) and 6.3(d)(iii) are likely to cause problems for the Company for pooling of interest accounting;

       NOW, THEREFORE, in consideration of the foregoing and in accordance with its powers under the Plan, the Company hereby amends the Plan as follows:


       1. Subsection 6.3(d) is amended by deleting the first word "Subject" thereof, and adding the following phrase at the beginning thereof, "Notwithstanding anything contained in any Agreement to the contrary, and subject"

       2. Subsection 6.3(d)(i) is amended by adding the phrase "for a period of not less than six (6) months prior to the date of exercise" immediately after the word "Participant" therein.

       3. Subsection 6.3(d)(iii) of the Plan is amended by deleting it in its entirety.

       4. Subsections 6.3(d)(iv) and 6.3(d)(v) are renumbered 6.3(d)(iii) and 6.3(d)(iv), respectively.


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In all other respects, the Plan remains in full force and effect.

       Executed on this 26th day of November, 1997.


                                          ZEBRA TECHNOLOGIES CORPORATION


                                          By:    /s/ Edward L. Kaplan
                                                -----------------------
                                                 Edward L. Kaplan
                                                 Chief Executive Officer